Thor Announces Record Results For Second Quarter And First Six Months Of Fiscal 2016

- Second-quarter revenues increased 14% to $975.1 million over prior year

- Net income from continuing operations rose 49% to $45.2 million, or $0.86 per share, compared to prior year

- Net income for the second quarter of fiscal 2016 included a non-cash, pre-tax goodwill impairment charge of $9.1 million, representing an after-tax EPS impact of $0.11 per share

- Consolidated RV backlogs increased 17% to $1.11 billion versus 2015 second quarter

- Retail RV market remains positive and dealer sentiment indicates favorable growth for calendar 2016 in most market segments

ELKHART, Ind., March 7, 2016 /PRNewswire/ -- Thor Industries, Inc. (NYSE: THO) today announced net income from continuing operations of $45.2 million, or $0.86 per share, on revenues of $975.1 million for the second quarter ended January 31, 2016. Net income from continuing operations increased 49% on sales growth of 14% when compared with the second quarter of last year. Diluted earnings per share from continuing operations in the second quarter increased 51% to $0.86 compared to the previous year. Diluted earnings per share, including the loss from discontinued operations in the quarter, rose 57% to $0.85 compared with the second quarter of 2015.

"Our second-quarter results reflect the success of our operating strategy, the popularity of Thor's products and the breadth of our RV dealer base. We drove improvements in cost management and operational efficiencies which, along with favorable product mix and lower material costs, allowed us to achieve significant growth in margins and overall profits," said Bob Martin, Thor President and CEO. "Recent acquisitions and capital investments continued to be accretive and contributed to Thor's record second-quarter and first-half results."

Mr. Martin added, "The retail market remains positive as evidenced by strong attendance and sales at the early spring retail shows and Thor's dealers continue to be optimistic about future sales. Our dealers' success and favorable outlook suggests the continuation of industry growth in most segments, and we are ramping up production at the new western facility that is on track to begin producing and shipping units by the end of the fiscal third quarter."

Second-Quarter Highlights:

  Sales from continuing operations for the second quarter of fiscal 2016 were $975.1 million, up 14% from $852.4 million in the second quarter last year, as sales of towable and motorized RVs posted combined growth of 10%, including incremental revenue from acquisitions, which was supplemented by $33.9 million in net revenues from Postle Aluminum Co., Thor's most recent acquisition. Sales in the quarter were also helped by positive weather conditions and a shift in deliveries of certain motorized rental units earlier in the year.
  Gross profit margins increased to 15.3% in the second quarter compared to 12.0% in the prior-year period, due primarily to favorable changes in product mix, improvements in material and warranty costs and improved operating efficiencies compared to the prior year.
  Net income from continuing operations for the second quarter was $45.2 million, up 49% from $30.3 million in the prior-year second quarter. Net income for the second quarter of fiscal 2016 included a non-cash, pre-tax goodwill impairment charge of $9.1 million, representing an after-tax EPS impact of $0.11 per share, relating to the full impairment of goodwill associated with one towable reporting unit.
  Diluted earnings per share (EPS) from continuing operations for the second quarter was $0.86, up 51% from $0.57 in the second quarter last year. Diluted earnings per share, including the loss from discontinued operations, was $0.85, up 57% from $0.54 in the second quarter last year.
  Consolidated RV backlog on January 31, 2016 was a record $1.11 billion, up 17% from $942.1 million on January 31, 2015.
  Total dealer inventory increased 2% to 78,000 units on January 31, 2016 from 76,400 units on January 31, 2015.
  Thor's total cash balances as of January 31, 2016 were $185.4 million.

"We generated record second-quarter net income and EPS, even with the impairment charge during the quarter. In addition, we have generated strong cash flows from operations for the six month period," said Colleen Zuhl, Thor Senior Vice President and CFO. "We spent $24.5 million on capital expenditures in the first six months and plan to spend about $25 million in the second half of fiscal 2016 as we continue to invest in our operations," she added.

Towable RVs:

  Towable RV sales were $698.3 million for the second quarter, up 3% from $675.1 million in the prior-year period, driven primarily by the inclusion of revenues from Cruiser RV and DRV Luxury Suites which were acquired effective January 1, 2015.
  Towable RV income before tax was $53.1 million, up 32% from $40.3 million in the second quarter last year. This increase was driven by the increase in towable sales, favorable product mix, improved material management and improved warranty costs as a percentage of sales.
  Towable RV backlog increased 13% to $708.4 million, compared to $626.1 million at the end of the second quarter of fiscal 2015, reflecting the continued strength in the towable markets.

Motorized RVs:

  Motorized RV sales were $242.9 million for the second quarter, up 37% from $177.3 million in the prior-year second quarter. The increase in motorized RV sales is a result of strong dealer and consumer response to new products, as Thor's motorized sales have outpaced the strong industry growth during the period, resulting in continued market share gains. Motorized sales were also favorably impacted by certain rental unit shipments which were accelerated into the second quarter this year.
  Motorized RV income before tax was $20.5 million, up 73% from $11.9 million last year, driven primarily by the growth in motorized sales and product mix.
  Motorized RV backlog increased 26% to $396.8 million from $316.0 million a year earlier, reflecting the continued strong reception to the new products introduced over the past year.

Outlook:

  Continued strength in the RV market and a healthy dealer channel should result in continued, but more modest RV revenue growth in the second half of the fiscal year.
  Growth in gross profit margins will become more challenging as improvements in material costs and warranty expenses that were realized in the second half of fiscal 2015 will create difficult comparisons for the second half of 2016.
  Certain benefits to gross margins, specifically the impact of the retroactive reinstatement of tariff rebates on certain imported raw material, which had a significant positive impact on gross margins in the fourth quarter of fiscal 2015, will not repeat in the fourth quarter of fiscal 2016.
  The effective income tax rate will likely remain higher on a year-over-year basis, compared with the relatively low rate in the second half of fiscal 2015.

"We posted the strongest first half of any fiscal year in the history of our Company, driven by the outstanding performance of our team of employees, management and dealers," said Peter B. Orthwein, Thor Executive Chairman. "We are optimistic about the future of Thor and plan to continue to build on the foundation of our strategic growth plan based on acquisitions and capacity expansion to deliver solid returns to our shareholders."

Investor Questions and Answers:

Thor also announced that it has added a detailed list of investor questions and answers relating to quarterly results and other topics that are posted on the Investor Relations section of its website at www.thorindustries.com.

About Thor Industries, Inc.
Thor is the sole owner of operating subsidiaries that, combined, represent one of the world's largest manufacturers of recreational vehicles. For more information on the Company and its products, please go to www.thorindustries.com.

This release includes certain statements that are "forward looking" statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward looking statements are made based on management's current expectations and beliefs regarding future and anticipated developments and their effects upon Thor Industries, Inc., and inherently involve uncertainties and risks. These forward looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, raw material and commodity price fluctuations, material or chassis supply restrictions, legislative and regulatory developments, the costs of compliance with increased governmental regulation, legal issues, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, interest rate fluctuations and the potential economic impact of rising interest rates, restrictive lending practices, management changes, the success of new product introductions, the pace of obtaining and producing at new production facilities, loss or reduction of sales to key dealers, the pace of acquisitions, the potential loss of existing customers of acquisitions, the integration of new acquisitions, the availability of delivery personnel, asset impairment charges, cost structure changes, competition, impact of potential losses under repurchase obligations, the potential impact of the strengthening U.S. dollar on international demand, general economic, market and political conditions and the other risks and uncertainties discussed more fully in ITEM 1A of our Annual Report on Form 10-K for the year ended July 31, 2015 and Part II, Item 1A of our quarterly report on Form 10-Q for the period ending January 31, 2016. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME FOR THE 3 AND 6 MONTHS ENDED JANUARY 31, 2016 and 2015
($000's except share and per share data) (Unaudited)

	3 MONTHS ENDED JANUARY 31,				6 MONTHS ENDED JANUARY 31,
	2016	% Net Sales (1)	2015	% Net Sales (1)	2016	% Net Sales (1)	2015	% Net Sales (1)

Net sales	$ 975,071		$ 852,416		$2,005,422		$1,774,408

Gross profit	$ 148,822	15.3%	$ 102,000	12.0%	$ 301,038	15.0%	$ 219,665	12.4%

Selling, general and administrative expenses	67,366	6.9%	54,302	6.4%	135,820	6.8%	112,291	6.3%

Amortization of intangible assets	5,854	0.6%	3,967	0.5%	11,882	0.6%	7,656	0.4%

Impairment charges	9,113	0.9%	-	0.0%	9,113	0.5%	-	0.0%

Interest income (expense), net	(63)	0.0%	339	0.0%	(99)	0.0%	706	0.0%

Other income (expense), net	(538)	-0.1%	67	0.0%	(545)	0.0%	419	0.0%

Income from continuing operations before income taxes	65,888	6.8%	44,137	5.2%	143,579	7.2%	100,843	5.7%

Income taxes	20,641	2.1%	13,870	1.6%	47,596	2.4%	31,375	1.8%

Net income from continuing operations	45,247	4.6%	30,267	3.6%	95,983	4.8%	69,468	3.9%

Loss from discontinued operations, net of income taxes	(579)	-0.1%	(1,619)	-0.2%	(818)	0.0%	(1,895)	-0.1%

Net income	$ 44,668	4.6%	$ 28,648	3.4%	$ 95,165	4.7%	$ 67,573	3.8%

Earnings per common share from continuing operations
Basic	$ 0.86		$ 0.57		$ 1.83		$ 1.30
Diluted	$ 0.86		$ 0.57		$ 1.83		$ 1.30

Earnings per common share
Basic	$ 0.85		$ 0.54		$ 1.81		$ 1.27
Diluted	$ 0.85		$ 0.54		$ 1.81		$ 1.26

Weighted avg. common shares outstanding-basic	52,474,801		53,377,440		52,442,373		53,355,757
Weighted avg. common shares outstanding-diluted	52,561,122		53,458,531		52,553,341		53,444,730

	SUMMARY BALANCE SHEETS - JANUARY 31, ($000) (Unaudited)

	2016	2015			2016	2015
Cash and equivalents	$ 185,371	$ 248,256	Current liabilities		$ 397,203	$ 377,942
Accounts receivable, trade and other	332,041	288,771	Long-term liabilities		57,766	59,188
Inventories	274,545	244,417	Stockholders' equity		1,131,394	1,018,653
Deferred income taxes and other, net	76,148	79,096
Total current assets	868,105	860,540
Property, plant & equipment, net	246,577	183,157
Goodwill	303,509	269,180
Amortizable intangible assets, net	157,136	132,477
Other assets	11,036	10,429
Total	$1,586,363	$1,455,783			$1,586,363	$1,455,783

(1) Percentages may not add due to rounding differences

CONTACT: Jeffery A. Tryka, CFA, Director of Corporate Development and Investor Relations, (574) 970-7912, jtryka@thorindustries.com